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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of October 31, 1994 by and between William Muenster ("Employee") and GeoSystems Global Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     A. The Company desires to have Employee's active services as Chief Operating Officer of the Company for the period set forth in this Agreement.

     B. The Company and Employee desire to enter into an Employment Agreement on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Employee's continued employment by the Company, the parties hereto agree as follows:

     1. Employment. The Company agrees to employ Employee and Employee agrees to serve the Company, upon the terms and conditions hereinafter set forth.
Employee agrees that this Agreement shall replace and supersede all other agreements relating to the employment of Employee by the Company or R.R. Donnelley & Sons Company ("Donnelley") entered into prior to the date hereof between Employee and either the Company or Donnelley.

     2. Duties. Employee agrees that he/she will serve the Company faithfully, diligently and to the best of his/her ability during the Employment Term and that he/she will devote his/her full-time efforts and attention to the business of the Company, excluding reasonable vacation and sick leave in accordance with Company policies. In the course of Employee's employment, Employee shall perform the duties of Chief Operating Officer of the Company under the direction of the Company's President.

     3. Compensation. As compensation for the services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary of $6,875 per month ("Base Salary"), payable to Employee in equal bimonthly installments during the Employment Term, subject to annual adjustments by the Board of Directors in its sole discretion.

     4. Bonus. In addition to his/her Base Salary, Employee shall be entitled
(i) to a bonus payable immediately in the amount of $10,000 (less applicable withholding) and (ii) to participate in the Company's annual bonus program hereafter, with the first bonus payable for and after the year ended December 31, 1995. The annual target bonus shall be payable as
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follows: (i) in the event that the Company achieves its annual budget (as determined by management and the Board at the beginning of each fiscal year), Employee shall be entitled to a bonus of 15% of base salary, and (ii) in the event that the Company achieves further targets established by the Board, Employee shall be entitled to an additional bonus of up to 15 % of base salary. Employee agrees that to the extent Employee may from time to time be indebted to the Company in connection with the purchase of securities of the Company, then the lesser of (i) one-fifth of the aggregate sum if the initial principal amounts of each such indebtedness to the Company, and (ii) one-half of the annual bonus, (after applicable withholding) payable to Employee in any year shall be applied immediately upon receipt by Employee to the payment of principal and interest on such indebtedness.

     5.   Employee Benefits.

     (a) Medical and Insurance Benefits. Employee will be entitled to receive all employee benefits provided to employees of the Company and its subsidiaries generally from time to time, including medical and dental (which plans will be comparable in coverage and benefits to medical and dental plans maintained by companies of similar size to the Company and in a similar geographic area), life insurance and long-tern disability, so long as and to the extent the same exist; provided, that in respect to each such plan Employee is otherwise eligible and insurable at a commercially reasonable rate in accordance with the terms of such plans.

     (b) Vacation, Sick Leave and Holidays. Employee shall be entitled to vacation, sick leave and vacation in accordance with the policies of the Company and its subsidiaries as they exist from time to time, such policies to be determined by the Board in good faith subsequent to the date hereof. Vacation which is not used during any calendar year will not roll over to the following year.

     (c) 401(k). Employee shall be entitled to participate in a contributory 401(k) plan to be adopted by the Company as soon as is practicable (in the determination of the Board acting in good faith) subsequent to the date hereof.

     6. Employee Stock. Employee will be eligible to be granted stock options under a stock option plan to be adopted by the Company (the "Plan"), upon the approval of the Company's Board of Directors, in accordance with the grants provided for in section 5.7 of the Stock Purchase Agreement dated October 31, 1994 by and among the Company, Donnelley, Trident Capital Partners Fund-I, L.P., Trident Capital Partners Fund-,I C.V., and various other parties. These options will vest in five equal annual increments (assuming continuous service as an employee of the Company), will be qualified as incentive stock options, will be exercisable for shares of the Company's common stock at a purchase price of $0.10 per share and will have a term of ten years. Employee understands that this vesting schedule is not a guarantee of continued employment. The terms of the option will be set forth with specificity in an option agreement and the Plan.


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     7.   Severance Benefits.

     (a) Employee's employment shall be "at will." Either the Company or Employee may terminate this Agreement and Employee's employment at any time, with or without Business Reasons (as defined in Section 8(a) below), in its or his/her sole discretion, upon two (2) weeks' written notice of termination, provided that the Company may terminate the Agreement immediately upon notice to Employee for Business Reasons as specified in Section 8(a).

     (b) If the Company terminates Employee pursuant to this paragraph involuntarily and without Business Reasons, or if Employee voluntarily terminates his/her employment more than one year from the date hereof, then Employee shall be entitled to the following: (i) salary and vacation accrued through the Termination Date, (ii) any bonus declared with respect to Employee prior to the Termination Date, to the extent unpaid, (iii) a severance payment or payments in an aggregate amount equal to six months of base salary, which severance shall be payable at the Company's option in one lump sum or in equal monthly installments, (iv) to the extent COBRA shall be applicable to the Company, continuation of group health plan benefits for a period of one (1) year following the Termination Date if Employee makes the appropriate conversion and payments, and (v) no further severance benefits or other compensation. All such payments shall be subject to applicable tax withholding. At its option, the Company may pay Employee two (2) weeks of additional compensation in lieu of giving Employee the two (2) weeks notice as provided above or waiting two weeks prior to accepting Employee's resignation. Notwithstanding the foregoing, however, the Company shall not be required to pay the salary specified above for any period following the Termination Date if Employee violates the non-competition or non-solicitation agreements set forth in Section 13 hereof during the period following the Termination Date.

     (c) The Company may also terminate Employee at any time for Business Reasons. If (i) Employee voluntarily terminates his/her employment within one year of the date hereof, (ii) Employee's employment is terminated due to death or Disability, or (iii) Employee is terminated involuntarily for Business Reasons, then Employee shall be entitled to receive the following: (w) salary and accrued vacation through the Termination Date only, (x) any bonus declared with respect to Employee prior to the Termination Date, to the extent unpaid,
(y) to the extent COBRA shall be applicable to the Company, continuation of group health plan benefits for a period of one (1) year following the Termination Date if Employee makes the appropriate conversion and payments, and
(z) no further severance benefits or other compensation. All such payments shall be subject to applicable tax withholding.

     (d) The provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Employee's employment. Employee shall be entitled to no benefits, compensation


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or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b) or (c) of this Section 7, whichever shall be applicable.

     8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) Business Reasons. "Business Reasons" means gross negligence, willful misconduct or other willful malfeasance by Employee in the performance of his/her duties, Employee's commission of a felony or other offense involving moral turpitude, or Employee's material breach of this Agreement, including without limitation any material breach of Sections 10 through 13 hereof, inclusive.

     (b) Disability. "Disability" shall mean that Employee has been unable to perform his/her duties as an employee as the result of his/her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate Employee's employment. In the event that Employee resumes the performance of substantially all of his/her duties hereunder before the termination of his/her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (c) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 8(b); (iii) if this Agreement is terminated by the Company, two weeks following the date on which a notice of termination is given to Employee, as provided in Section 7(a) (unless Employee is being terminated for Business reasons, in which case the Termination Date shall be the date on which the notice of termination is delivered to Employee); (iv) if the Agreement is terminated by Employee, two weeks following the date on which Employee delivers the notice of termination to the Company; or
(v) if this Agreement expires by its terms, then the last day of the term of this Agreement.

     9.   Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be entitled to assume the rights and obligations of the Company under this Agreement and shall agree to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's


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business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

     (b) Employee's Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     10.  Confidential Information.

     (a) Employee acknowledges that the Confidential Information (as defined below) relating to the business of the Company and its subsidiaries which Employee has obtained or will obtain during the course of his/her association with the Company and subsidiaries and his/her performance under this Agreement are the property of the Company and its subsidiaries. Employee agrees that he/she will not disclose or use at any time, either during or after the Employment period, any Confidential Information without the written consent of the Board of Directors of the Company. Employee agrees to deliver to the Company at the end of the Employment period, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Employee may then possess or have under his/her control. If requested by the Company, Employee shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

     (b) "Confidential Information" shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form. Confidential Information shall not include any information which (i) was rightfully known by Employee prior to the Employment Period; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Employee or (iv) has been published in a form generally available to the public prior to the date upon which Employee proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been


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separately published, but only if all the material features comprising such information have been published in combination.

     11. Inventions and Patents. In the event that Employee, as a part of Employee's activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively "Developments and Information"), Employee acknowledges that all Developments and Information are the exclusive property of the Company. Employee hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Employee shall cooperate with the Company's Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information. Employee shall execute and file any document related to any Developments and Information requested by the Company's Board of Directors including applications, powers of attorney, assignments or other instruments which the Company's Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company's nominees, successors or assigns.

     12.  No Conflicts.

     (a) Employee agrees that in his/her individual capacity he/she will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Board of Directors of the Company.

     (b) As long as Employee is employed by the Company or any of its subsidiaries, Employee agrees that he/she will not, except with the express written consent of the Board of Directors of the Company, become engaged in, render services for, or permit his/her name to be used in connection with, any business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.

     13. Non-Competition and Non-Solicitation Agreements. Employee agrees with the Company as follows:

     (a) Until one (1) year following the Termination Date, Employee shall not without the prior written approval of the Company, directly or indirectly, under any circumstances whatsoever (i) own, manage, operate, control or participate in the ownership,



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management, or control of, or be connected with, whether as a partner, stockholder, director, officer or principal of any business that is in competition with the business of the Company as of the date of such termination (a "Competing Business") or (ii) be employed or retained as an agent, employee or consultant or in any other relation or capacity whatsoever by a Competing Business; provided that if Employee is terminated by the Company without Business Reasons then the period of non-compete provided herein shall terminate six (6) months following the termination date, except to the extent the Company shall elect to extend the non-compete period to up to twelve (12) months following the termination date by written notice to Employee not more than 90 days following the date of termination. In the event of such election, the Company shall pay to Employee one month of base salary for each month the Company continues to enforce this noncompetition restriction after the first six months of such restriction, up to a maximum of six additional months of non-compete payments.

     (b) In addition, until two (2) years following the Termination Date, Employee shall not, directly or indirectly, solicit the employment or engagement of the consulting or other services of any person who shall then be employed by the Company or who shall have been employed by the Company at any time within the then previous twelve (12) months.

     (c) Employee acknowledges that compliance with the covenants contained in this Section 13 and in Section 10 hereof are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. Accordingly, Employee agrees that in the event of any breach of said any such covenant, the Company shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances.

     (d) Employee agrees that these restrictions on competition and solicitation shall be deemed to be a series of separate covenants not-to-compete and a series of separate non-solicitation covenants for each month within the specified periods, separate covenants not-to-compete and non-solicitation covenants for each state within the United States and each country in the world, separate covenants not-to-compete for each area of competition, and separate non-solicitation covenants with respect to each employee of the Company. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such maximum shorter term or within such maximum lesser scope as may be determined by the court to be enforceable.

     14.  Miscellaneous Provisions.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) three (3) business days after deposit in U.S. Mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one business day after the date of deposit with


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Federal Express or similar overnight courier, freight prepaid. In the case of
Employee, notices shall be addressed to him/her for personal delivery at the office or at the home address which he/she most recently communicated to the Company in writing or if delivered by U.S. mail or courier, then to the home address which he/she most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, to the attention of its Corporate Secretary.

     (b) Notice of Termination. Any termination by the Company or Employee shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon.

     (c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (d) Entire Agreement. This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.

     (e) Choice of Law. This Agreement will be governed and construed in accordance with the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such state.

     (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

     (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.


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     (i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     (j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. As used herein, the term "Company" shall mean the Company and its subsidiaries.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY:                                    GEOSYSTEMS GLOBAL CORPORATION

                                            By: /s/ Barry J. Glick
                                               ---------------------------------
                                            Name:  Barry J. Glick
                                            Title: Pres.




EMPLOYEE:                                   /s/ William Muenster
                                            ------------------------------------
                                            Name:

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